UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 2, 2013

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

OGE Energy Corp. (the "Company") is the parent company of Oklahoma Gas and Electric Company ("OG&E"), a regulated electric utility with approximately 801,000 customers in Oklahoma and western Arkansas, and OGE Enogex Holdings LLC and its subsidiaries ("Enogex"), a midstream natural gas pipeline business with principal operations in Oklahoma.

On May 2, 2013, the Company issued a press release describing the Company's consolidated financial results for the quarter ended March 31, 2013, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported earnings of $0.23 per diluted share for the quarter ended March 31, 2013 as compared to $0.38 per diluted share for the quarter ended March 31, 2012. At OG&E, the increase was primarily due to revenues associated with transmission projects, favorable weather and new customer growth. Net income at the utility was $13 million, which included the previously announced one-time reserve associated with Oklahoma investment tax credits. At Enogex, earnings were lower primarily due to lower gross margins in the processing and transportation businesses primarily resulting from the previously announced conversion of a major customer to a fee-based processing arrangement and lower natural gas liquids prices partially offset by a 16 percent increase in processing volumes and a 15 percent increase in gathered volumes. Net income attributable to OGE Enogex Holdings decreased from $25 million in the first quarter of 2012 to $12 million in the first quarter of 2013 in part due to higher depreciation expense associated with system expansion in addition to lower gross margin on revenues.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated May 2, 2013, announcing OGE Energy Corp. reports first quarter results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

May 2, 2013